Exhibit 10.1
September 8, 2008
Mr. Al Wood
C/O Veraz Networks, Inc.
926 Rock Avenue, Suite 20
San Jose, CA 95131
Re: Amendment to Offer of Employment with Veraz Networks, Inc. dated April 13, 2005
Dear Al:
Veraz Networks, Inc. (the “Company”) is pleased to offer you the following amendment to your employment letter dated April 13, 2005, as amended by letter dated April 21, 2006 (“Employment Agreement”). Except as otherwise set forth herein, the terms and conditions of the Employment Agreement remain in full force and effect without any modification and any terms used herein and not defined shall have the meaning set forth in the Employment Agreement.
Effective as of August 18, 2008, the annual base salary set forth in the paragraph numbered 2 of the Employment Agreement shall be $295,000.
No later than January 31, 2009, you will be paid a one-time bonus in the amount of seventy-five thousand United States dollars ($75,000) less applicable deductions and withholdings.
Commencing with the calendar year beginning January 1, 2009 and each year thereafter, you will be eligible to receive an annual performance-based incentive bonus of thirty five percent (35%) of your annual base salary. The amount of such bonus, if any, shall be determined by the Board in its sole discretion; provided, however, that the minimum annual performance-based incentive bonus payable for performance in 2009 shall be thirty percent (30%) of your annual base salary. Bonuses are generally paid in February of the following year (following audit sign-off) and are subject to standard payroll deductions and withholdings. You must be employed on the day that your bonus is paid in order to earn the bonus. Therefore, if your employment is terminated either by you or the Company for any reason prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid.
Subject to approval by the Board, the Company will grant you two-hundred and fifty thousand (250,000) restricted stock units (“RSUs”) pursuant to the Company’s 2006 Equity Incentive Plan. The stock underlying the RSUs will be issued as follows (provided you continue to be employed on each of the issuance dates); provided, however that if, in accordance with the terms and conditions set forth in paragraph 6 of the Employment Agreement titled Change of Control Termination, your employment with the Company is terminated without Cause or if you resign for Good Reason, then as of the date of termination, 100% of the shares that have not been issued to you pursuant to the

RSUs granted herein (or any other RSUs granted) shall be issued in full and without restriction:
93,750 shares of stock will be issued on August 18, 2009
93,750 shares of stock will be issued on August 18, 2010
31,250 shares of stock will be issued on August 18, 2011
31,250 shares of stock will be issued on August 18, 2012
If you agree to the terms and conditions set forth herein, please sign where indicated below.

Best Regards Veraz Networks, Inc.

Denise Pierre
Vice President, Global Human Resources

Accepted and agreed:

Al Wood
Date: